NEWS RELEASE
LACLEDE GAS

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0865

FOR IMMEDIATE RELEASE

Settlement of Laclede Gas rate case is approved

ST. LOUIS, MO, September 30, 2005 — The Missouri Public Service Commission today approved the unanimous settlement reached in the natural gas rate case filed February 18, 2005 by Laclede Gas Company.

The approved settlement allows the Company to increase its base rates by $10.5 million annually, $6.1 million of which is already being billed to customers in the form of Infrastructure System Replacement Surcharges (ISRS), resulting in a $4.4 million net increase compared to existing base rates. In addition, Laclede’s Purchased Gas Adjustment (PGA) rates will be increased by $4.1 million to recover the costs Laclede incurs to finance its investment in gas supplies which it injects underground in the summer for its use during the winter.

Together the base and PGA rate increases will raise existing rates by $8.5 million annually, resulting in an overall average increase of approximately 1% for the typical residential customer, or $1.05 per month on an annual basis. The current ISRS surcharges will be eliminated on October 1, 2005 when the new rates become effective.

Under the approved settlement, Laclede will contribute $1 million annually to fund a new low-income energy assistance program to help the Company’s most vulnerable customers with their utility bills in exchange for their commitment to conserve energy and improve their payment performance, and will increase the funding for the Company’s existing low-income weatherization program from $300,000 to $500,000 annually. Laclede will also contribute $300,000 annually to fund an expansion of the number and size of various energy efficiency programs that customers can use to reduce consumption of natural gas and save on their utility bills.

The settlement approved by the Commission also allows Laclede to retain certain revenues it realizes from the release of pipeline capacity and the sale of gas to off-system customers; provides the Company an opportunity to retain a portion of any savings it is able to achieve in connection with the procurement of gas supplies and related financial hedging instruments; continues its present weather mitigation rate design; and implements the Company’s depreciation method, which was affirmed by the Commission earlier this year.

The rate increase approved by the Commission covers increased costs incurred by Laclede to operate and maintain its 15,000-mile distribution and storage system, through which it distributes gas to its 630,000 customers. Laclede’s last general rate increase was in 2002.

Laclede Gas, the largest natural gas distribution company in Missouri, is a subsidiary of The Laclede Group (NYSE: LG).

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission.